                                                                                                                                         Exhibit 99.1

News Release
ATLANTA GAS LIGHT TO POSTPONE RATE CASE

ATLANTA - July 16, 2009 – Atlanta Gas Light yesterday filed a request with the Georgia Public Service Commission (PSC) asking to postpone its scheduled filing of a rate case from this November until as late as June 1, 2010.

Under an agreement reached with the PSC in its last rate case in 2005, Atlanta Gas Light agreed not to seek an increase in basic service rates for five years but also agreed that it would file a rate case by November 1 of this year.   Atlanta Gas Light has not received an increase in its base rates since 1993.

“Over the last five years we have experienced slower customer growth and significantly increased costs in our operations,” said Suzanne Sitherwood, president of Atlanta Gas Light. “Although a rate increase is fully warranted, we will continue to exercise fiscal responsibility to control operating expenses and increase efficiencies,” said Sitherwood.

The request for a postponement means that Atlanta Gas Light will not seek on November 1 of this year to increase basic service rates; however, such request will be made sometime thereafter but no later than June 1, 2010.  The company intends to move forward with its proposal to invest approximately $400 million to strengthen the backbone of its distribution system and liquefied natural gas (LNG) facilities, pending PSC approval.  Known as STRIDE (Strategic Infrastructure Development and Enhancement), the proposed investment is expected to improve system reliability and create a platform to meet forecasted growth, while creating between 150 - 200 jobs annually throughout the 10-year period of the construction program.

“It is important that we move forward with STRIDE and take advantage of low construction costs and low interest rates,” said Sitherwood. “The impact of any surcharge increase approved by the Commission may be largely offset given that commodity rates for natural gas itself are much lower than in recent years.”

About Atlanta Gas Light

Atlanta Gas Light, a wholly owned subsidiary of AGL Resources (NYSE: AGL), provides natural gas delivery service to more than 1.5 million customers in Georgia. In operation since 1856, the company is one of the oldest corporations in the state. For more information, visit www.atlantagaslight.com.

About AGL Resources

AGL Resources (NYSE: AGL), an Atlanta-based energy services company, serves approximately 2.3 million customers in six states. The company also owns Houston-based Sequent Energy Management, an asset manager serving natural gas wholesale customers throughout North America. As a 70 percent owner in the SouthStar partnership, AGL Resources markets natural gas to consumers in Georgia under the Georgia Natural Gas brand. The company also owns and operates Jefferson Island Storage & Hub, a high-deliverability natural gas storage facility near the Henry Hub in Louisiana. For more information, visit www.aglresources.com.

Forward-Looking Statements
Certain expectations and projections regarding our future performance referenced in this press release are forward-looking statements. Forward- looking statements involve matters that are not historical facts and because these statements involve anticipated events or conditions, forward-looking statements often include words such as "anticipate," "assume," "believe," "can," "could," "estimate," "expect," "forecast," "future," "goal," "indicate," "intend," "may," "outlook," "plan," "potential," "predict," "project," "seek," "should," "target," "would," or similar expressions. Forward-looking statements in this press release include, without limitation, the expected timing of Atlanta Gas Light’s next rate case filing and the anticipated schedule and results of our STRIDE program infrastructure improvements over its currently contemplated 10-year term and the projected economic and other benefits to our customers and others.  Our expectations are not guarantees and are based on currently available competitive, financial and economic data along with our operating plans. While we believe our expectations are reasonable in view of the currently available information, our expectations are subject to future events, risks and uncertainties, and there are several factors - many beyond our control - that could cause results to differ significantly from our expectations.

Such events, risks and uncertainties include, but are not limited to, changes in price, supply and demand for natural gas and related products; the impact of changes in state and federal legislation and regulation including changes related to climate change; actions taken by government agencies on rates and other matters; utility and energy industry consolidation; the impact on cost and timeliness of construction projects by government and other approvals, development project delays, adequacy of supply of diversified vendors, and unexpected change in project costs, including the cost of funds to finance these projects; direct or indirect effects on our business, financial condition or liquidity resulting from a change in our credit ratings or the credit ratings of our counterparties or competitors; interest rate fluctuations; financial market conditions, including recent disruptions in the capital markets and lending environment and the current economic downturn; the impact of natural disasters such as hurricanes on the supply and price of natural gas; acts of war or terrorism; and other factors which are described in detail in our filings with the Securities and Exchange Commission, which we incorporate by reference in this press release. Forward-looking statements are only as of the date they are made, and we do not undertake to update these statements to reflect subsequent changes.

Contact:        Tami Gerke, AGL Resources
                       Office: 404-584-3873
                       Cell: 404-358-2307
                       tgerke@aglresources.com